Exhibit 16.1



March 26, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 19, 1999, of Micros-to-Mainframes, Inc. and are in agreement with the statements contained in the first, second and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



					      /s/ Ernst & Young LLP